Subsidiaries of the Registrant
                         ------------------------------

                         Brazauro Resources Corporation
                        (a British Columbia corporation)

                    Owns 100% of the following corporations:

                                 Star U.S. Inc.
                            (a Delaware corporation)

                                       and

                        Jaguar Resources do Brasil Ltda.
                            (a Brazilian corporation)


                         Star U.S. Inc. Owns 100% of the
                          following three corporations:

                Diamond Operations, Inc. (a Delaware corporation)
               Diamond Exploration, Inc. (an Arkansas corporation)
              Continental Diamonds, Inc. (an Arkansas corporation)













                                   EXHIBIT 22